Exhibit 99.1

GREAT LAKES DREDGE & DOCK CORPORATION REPORTS

FINANCIAL RESULTS FOR QUARTER AND SIX MONTHS

ENDED JUNE 30, 2004

Oak Brook, Illinois — July 19, 2004  — Great Lakes Dredge & Dock Corporation - The largest provider of dredging services in the United States and a major provider of commercial and industrial demolition services, reports earnings for the quarter and six months ended June 30, 2004.

Revenues for the quarter ended June 30, 2004 were $72.1 million compared to $104.4 million for the same period in 2003.  The decline in revenues was anticipated due to the slow down in domestic dredging bid activity that began in the second half of 2003 and has continued through the first half of 2004.   This has led to intense competition within the industry for work that has been bid, which has significantly compressed margins.  While the Company has maintained high levels of capital dredging backlog, performance on certain of these projects was postponed by the Army Corps of Engineers (Corps) due to a lack of current funding, which resulted in decreased utilization of certain key equipment within the Company’s fleet.  Gross profit margin declined to 8.1% for the quarter ended June 30, 2004 compared to 14.5% for the same quarter of 2003, as a result of the lower margins inherent in the work performed from current backlog, as well the impact of fixed costs relative to the reduced level of utilization.  Additionally, gross profit margin for the second quarter of 2004 also reflects the impact of approximately $1.3 million of additional depreciation expense resulting from the revaluation of the Company’s operating assets in connection with sale of the Company in December of 2003.  EBITDA for the quarter ended June 30, 2004 was $5.6 million compared to $13.4 million for the same period in 2003, with the decline driven by the reduction in dredging volume and margins.

Revenues and EBITDA for the six-month period ended June 30, 2004 were $176.0 million and $20.4 million, respectively, which compare to $204.1 million and $28.6 million for the same 2003 periods.  The reduction in revenues and EBITDA for the first half of 2004 was attributable primarily to reduced domestic capital dredging revenue, which, as mentioned above, has declined due to the reduced bidding activity and the funding delays which have caused postponement of certain capital project work within the Company’s backlog.

The Company generated an operating loss of $1.5 million for the quarter ended June 30, 2004 and operating income of $5.9 million for the six-month period ended June 30, 2004, compared to operating income of $8.6 million and $19.7 million for the same periods of 2003, respectively.  The operating results for the quarter and six months ended June 30, 2004 are impacted by the factors discussed previously, as well as additional amortization expense of $1.1 million and $2.9 million, respectively, resulting from the revaluation of the Company’s assets and liabilities in connection with sale of the Company in December of 2003.

At June 30, 2004, the Company had total debt of $256.2 million, of which $2.0 million was current, total cash and equivalents of $0.7 million and revolver borrowing availability of $43.8 million.  In connection with sale of the Company in December of 2003, total debt at that time increased to approximately $260 million, compared to approximately $173 million at the beginning of 2003.  Despite the increase in debt, the 2004 interest expense related to the Company’s senior and subordinated debt has remained comparable to the 2003 amounts, due to significantly lower interest rates on the new debt structure.   In 2004, the Company entered into an interest rate swap arrangement to swap a portion of its fixed-rate debt to floating, to manage the interest rate paid with respect to the Company’s 7 % senior subordinated debt.   At June 30, 2004, the fair value accounting for the swap resulted in $1.8 million of an additional non-cash charge to interest expense.

The Company incurred a net loss of $5.4 million for the quarter ended June 30, 2004, resulting in a net loss of $3.7 million for the six-month period of 2004 as a result of the decrease in revenue and earnings and increase in depreciation, amortization and interest expense, as discussed previously.  The Company generated net income of $2.5 million and $6.0 million, respectively, for the same 2003 periods.

Dredging backlog at June 30, 2004 was $129.1 million, which compares to $189.2 million at March 31, 2004 and $244.7 million at June 30, 2003.  Backlog continues to be impacted by the slow domestic dredging bid market.  Contract awards for the first half of 2004 totaled $221 million, and the full-year bid market for 2003 totaled only $425 million.  This compares to a domestic bid market of over $900 million in 2002, and an average over the five preceding years (1998 to 2002) of approximately $650 million.  Although the Corps’ budgets have remained at similar levels in recent years, management believes the most significant impact to the recent bid market continues to be the diversion of Corps’ personnel and financial resources to the reconstruction efforts in Iraq.  Thus, although funds are budgeted, there continues to be uncertainty as to whether funds will actually be made available to the various domestic Corps’ districts, which have responded by delaying project bids and awards and postponing construction activities on current projects.  The decline in the current bid market has impacted and will continue to impact pricing in the short-term, as competition within the industry has increased for the work that is being bid.  On the positive side, the 2004 six-month bid market does not yet reflect the inclusion of two significant Deep Port projects with a combined value of $130 million, on which the Company was low bidder, as well as over $40 million in proposals to private customers for work that has not yet been awarded to any party.

The demolition services backlog at June 30, 2004 was $12.6 million, compared to $14.7 million at March 31, 2004 and $15.5 million at June 30, 2003.

Great Lakes Dredge & Dock Corporation is the largest provider of dredging services in the United States and the only U.S. dredging company with significant international operations, averaging 13% of its revenues over the last three years.  Great Lakes is a leader in each of the U.S. markets in which it competes: capital, maintenance and beach nourishment dredging.  Great Lakes also owns an 85% interest in North American Site Developers, Inc., one of the largest U.S. providers of commercial and industrial demolition services. Additionally, the Company owns a 50% interest in a marine sand mining operation in New Jersey which supplies sand and aggregate used for road and building construction. Great Lakes has a 114-year history of never failing to complete a marine project and owns the largest and most diverse fleet in the industry, comprising over 180 specialized vessels.

The matters discussed in this news release may constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  Certain forward-looking statements can be identified by the use of forward-looking terminology, such as ‘believes’, ‘expects’, ‘may’, ‘will’, ‘could’, ‘should’, ‘seeks’, ‘approximately’, ‘intends’, ‘plans’, ‘estimates’, or ‘anticipates’, or the negative thereof or another comparable terminology, or by discussions of strategy, plans or intentions.  In particular, any statements, express or implied, concerning future operating results or ability to generate revenues, income or cash flow to service debt are forward-looking statements.  Forward-looking statements involve risks and uncertainties that could cause actual results to differ materially from those projected.  These include risks associated with Great Lakes’ substantial leverage, fixed price contracts, dependence on government contracts and funding, bonding requirements and obligations, international operations, government regulation, restrictive debt covenants and fluctuations in quarterly operations. In light of these and other uncertainties, the inclusion of forward-looking statements in this news release should not be regarded as a representation by Great Lakes that Great Lakes’ plans and objectives will be achieved.  Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof.  Great Lakes assumes no obligation to update information contained in this news release.

Results for the quarters and six months ended June 30, 2004 and 2003 were:

	Quarter ended June 30,		Six months ended June 30,
	2004	2003	2004	2003
	(unaudited)		(unaudited)

Revenues	$72.1	$104.4	$176.0	$204.1

Gross profit	$5.8	$15.1	$22.2	$33.1

General and administrative	(6.2)	(6.5)	(13.4)	(13.4)
Amortization of intangible assets	(1.1)	—	(2.9)	—

Operating income (loss)	$(1.5)	$8.6	$5.9	$19.7

Net income (loss)	$(5.4)	$2.5	$(3.7)	$6.0

Adjusted for:
Interest expense, net	7.0	5.1	11.6	10.2
Income tax expense (benefit)	(2.4)	1.7	(1.1)	4.3
Depreciation and amortization	6.4	4.1	13.6	8.1

EBITDA	$5.6	$13.4	$20.4	$28.6

Net cash flows from operating activities	$0.9	$7.1	$10.2	$5.6

The company conducts a quarterly conference call, which is accessible to all investors and other interested parties.  The conference call will be held on Wednesday, July 21, 2004 at 10:00 a.m., C.S.T.  The call in number is 800-653-4929 and the conference number is 8723434.